Exhibit 10.8
OASIS PETROLEUM INC.
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN
     1. Purpose and Effective Date. Oasis Petroleum Inc. (the “Company”) has adopted this Executive Change in Control and Severance Benefit Plan (the “Plan”) to provide for the payment of severance and/or change in control benefits to Eligible Individuals. The Plan was approved by the Board of Directors of the Company (the “Board”) on May 17, 2010 and will be effective as of the closing of the initial public offering (the “Effective Date”).
     2. Definitions. For purposes of the Plan, the terms listed below will have the meanings specified herein:
          (a) “Accrued Payments” means (i) any unpaid Base Salary through the Date of Termination (but calculated at the rate then in effect), which shall be paid within 30 business days of the Date of Termination, (ii) any unpaid Performance Bonus earned in the calendar year prior to the Date of Termination, which shall be paid at the time annual bonuses are normally paid by the Company, (iii) unreimbursed business expenses that are eligible for reimbursement in accordance with the applicable Company policies through the Date of Termination, and (iv) such employee benefits, if any, as to which an Eligible Individual may be entitled pursuant to the terms governing such benefits.
          (b) “Base Salary” means the amount an Eligible Individual is entitled to receive as wages or salary on an annualized basis, calculated as of the Date of Termination or, if greater, before any reduction not consented to by the Eligible Individual.
          (c) “Cause” means a determination made in good faith by two-thirds (2/3) of the Board that an Eligible Individual (i) has been convicted of a misdemeanor involving moral turpitude or a felony, (ii) has engaged in grossly negligent or willful misconduct in the performance of his duties for the Company (other than due to the Eligible Individual’s incapacity due to physical or mental illness), which actions have had a material detrimental effect on the Company and which actions continued for a period of thirty (30) days after a written notice of demand for performance has been delivered to the Eligible Individual specifying the manner in which the Eligible Individual has failed to perform, (iii) has breached the provisions of Section 7 of this Plan, (iv) has engaged in conduct which is materially injurious to the Company (including, without limitation, misuse or misappropriation of the Company’s funds or other property), or (v) has committed an act of fraud. No termination of the Eligible Individual’s employment shall be for Cause as set forth in clauses (iii), (iv) or (v) above until (A) there shall have been delivered to the Eligible Individual a copy of a written notice setting forth that the Eligible Individual was guilty of the conduct set forth in clauses (iii), (iv) or (v), as applicable, and specifying the particulars thereof in detail, and (B) the Eligible Individual shall have been provided an opportunity to be heard by the Board (with the assistance of the Eligible Individual’s counsel if the Eligible Individual so desires). No act, nor failure to act, on the Eligible Individual’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without reasonable belief that his action or failure to act was in the best interest of the Company and its affiliates. Notwithstanding anything contained in this Plan to the contrary, no failure to perform by the Eligible Individual after Notice of Termination is given by the Eligible Individual shall constitute Cause.
          (d) “Change in Control” shall have the meaning given such term in the Company’s 2010 Long Term Incentive Plan.
          (e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          (f) “Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.
          (g) “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if an Eligible Individual’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Eligible Individual. For all purposes of the Plan, an Eligible Individual’s Date of Termination shall not occur prior to the date the Eligible Individual incurs a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.
          (h) “Disability” shall have the meaning given such term in any employment agreement between the Eligible Individual and the Company; provided, however, that if there is no existing employment agreement between the Eligible Individual and the Company, the term “Disability” shall mean the Eligible Individual’s inability to perform the essential functions of his or her position with or without reasonable accommodation, if required by law, due to physical or mental impairment. The existence of any such Disability shall be certified, at the Company’s discretion, by either the Company’s disability carrier or a physician acceptable to both the Eligible Individual and the Company. If the parties are not able to agree on the choice of physician, each party shall select a physician who, in turn, shall select a third physician to render such certification. In no event will an Eligible Individual’s employment be terminated as a result of Disability, unless otherwise agreed to by the Eligible Individual and the Company, until at least 180 consecutive days of leave have elapsed and the Company has provided the Eligible Individual with written notice of termination.
          (i) “Good Reason” means, without the express written consent of the Eligible Individual, the occurrence of one of the following arising on or after the date such Eligible Individual commences participation in this Plan, as determined in a manner consistent with Treasury Regulation § 1.409A-1(n)(2)(ii): (i) a material reduction in the Eligible Individual’s base compensation, (ii) a material diminution in the Eligible Individual’s authority, duties or responsibilities, (iii) a permanent relocation in the geographic location at which the Eligible Individual must perform services to a location more than 50 miles from the location at which the Eligible Individual normally performed services immediately before the relocation, (iv) a material reduction in the authority, duties, or responsibilities of the person to whom the Eligible Individual reports, or (v) any other action or inaction that constitutes a material breach by the Company of its obligations under this Plan. Neither a transfer of employment among the Company and any of its affiliates nor the Company or an affiliate entering into a co-employer relationship with a personnel services organization constitutes Good Reason. In the case of an Eligible Individual’s allegation of Good Reason, (A) the Eligible Individual shall provide notice to the Company of the event alleged to constitute Good Reason within 60 days after the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation. If not remedied within that 30-day period, the Eligible Individual may submit a Notice of Termination, provided that the Notice of Termination must be given no later than 100 days after the expiration of such 30 day period; otherwise, the Eligible Individual will be deemed to have accepted such event, or the Company’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive the Eligible Individual’s right to claim Good Reason with respect to future similar events.
          (j) “Notice of Termination” means a written notice communicated by the Company or the Eligible Individual, as applicable, that (i) indicates the specific reason for termination of the Eligible Individual’s employment, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination, and (iii) specifies the Date of Termination.
          (k) “Performance Bonus” means the annual performance bonus payment an Eligible Individual is eligible to receive for a given calendar year pursuant to the Company’s 2010 Annual Incentive Compensation Plan, as amended from time to time, or any successor annual cash performance bonus program subsequently adopted by the Company.
          (l) “Pro-Rata Bonus” means a pro-rata portion of the Performance Bonus that an Eligible Individual would have been entitled to receive for the calendar year of termination, such portion to be determined by multiplying the Performance Bonus that would have been payable had the Eligible Individual remained employed through the end of the calendar year by a fraction, the numerator of which is the number of days during which the Eligible Individual was employed by the Company in the calendar year of termination, and the denominator of which is 365.
          (m) “Severance Conditions” means an Eligible Individual’s execution and delivery to the Company on or prior to the 60th day following the Date of Termination of a release of claims agreement in the Company’s customary form, which shall exclude claims for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company and which may be amended by the Company to reflect changes in applicable laws and regulations and, where applicable, the Eligible Individual’s non-revocation of such release.
     3. Administration of the Plan.
          (a) Authority of the Administrator. The Plan will be administered by the Board, or by a person or committee appointed by the Board to administer the Plan (the “Administrator”). Subject to the express provisions of the Plan and applicable law, the Administrator will have the authority, in its sole and absolute discretion, to: (i) adopt, amend, and rescind administrative and interpretive rules and regulations related to the Plan, (ii) delegate its duties under the Plan to such agents as it may appoint from time to time, and (iii) make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Administrator deems appropriate. The Administrator shall have complete discretion and authority with respect to the Plan and its application except to the extent that discretion is expressly limited by the Plan. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan in any manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Administrator will be the sole and final judge of that necessity or desirability. The determinations of the Administrator on the matters referred to in this Section 3(a) will be final and conclusive.
          (b) Manner of Exercise of Authority. Any action of, or determination by, the Administrator will be final, conclusive and binding on all persons, including the Company, its owners, each Eligible Individual, or other persons claiming rights from or through an Eligible Individual. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, will not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers or managers of the Company, or committees thereof, the authority, subject to such terms as the Administrator will determine, to perform such functions, including administrative functions, as the Administrator may determine. The Administrator may appoint agents to assist it in administering the Plan.
          (c) Limitation of Liability. The Administrator will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. The Administrator and any officer or employee of the Company acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to the Plan and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.
     4. Eligibility. The employees of the Company listed on Exhibit A attached hereto, as the same may be updated from time to time by the Board, are eligible (“Eligible Individuals”) to receive the benefits described in this Plan; provided, that any individual who is entitled to severance or change in control benefits pursuant to a separate written agreement between the Company (or one of its affiliates) and the individual shall not be an Eligible Individual.
     5. Plan Benefits.
          (a) Termination Due to Death or Disability. In the event an Eligible Individual’s employment terminates by reason of his death or Disability, the Eligible Individual (or his estate) will be entitled to receive:
          (i) the Accrued Payments;
          (ii) a Pro-Rata Bonus for the calendar year of termination, payable as soon as administratively feasible following preparation of the Company’s unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Performance Bonus relates; and

          (iii) provided the Eligible Individual satisfies the Severance Conditions, (A) an amount equivalent to twelve (12) months of the Eligible Individual’s Base Salary, payable in a lump sum within 60 days of the Date of Termination; and (B) payment or reimbursement on a monthly basis of the premiums required to continue the Eligible Individual’s group health care coverage for a period of 18 months following the Eligible Individual’s Date of Termination, under the applicable provisions of COBRA, provided that the Eligible Individual or his dependents, as applicable, elect to continue and remain eligible for these benefits under COBRA.
          (b) Termination Without Cause or For Good Reason. In the event an Eligible Individual’s employment is terminated by the Company without Cause or by the Eligible Individual for Good Reason, the Eligible Individual will be entitled to receive:
          (i) the Accrued Payments;
          (ii) a Pro-Rata Bonus for the calendar year of termination, payable as soon as administratively feasible following preparation of the Company’s unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Performance Bonus relates; and
          (iii) provided the Eligible Individual satisfies the Severance Conditions, (A) an amount equivalent to twelve (12) months of the Eligible Individual’s Base Salary, payable in twelve (12) equal monthly installments commencing in payment on the first day of the third month following the Date of Termination; plus (B) payment or reimbursement on a monthly basis of the premiums required to continue the Eligible Individual’s group health care coverage for a period of 18 months following the Eligible Individual’s Date of Termination, under the applicable provisions of COBRA, provided that the Eligible Individual or his dependents, as applicable, elect to continue and remain eligible for these benefits under COBRA; plus (C) immediate vesting of all unvested equity awards under the Company’s 2010 Long Term Incentive Plan or other plans of the Company as of the Date of Termination, regardless of any other established vesting schedule, such that all remaining unvested equity awards shall be fully vested on the Date of Termination.
Notwithstanding the foregoing, to the extent the amount payable pursuant to Section 5(b)(iii)(A) above is greater than two times the lesser of the Eligible Individual’s annualized compensation based upon the annual rate of pay for services provided to the Company for the calendar year preceding the calendar year of the Eligible Individual’s Date of Termination (adjusted for any increase during that year that was expected to continue indefinitely if the Eligible Individual had not separated from service) or the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Eligible Individual’s Date of Termination occurs (the “Section 409A Exempt Amount”), the excess of the amount payable pursuant to Section 5(b)(iii)(A) above over the Section 409A Exempt Amount will be paid in a single lump sum no later than 60 days after the Date of Termination.
          (c) Change in Control.

          (i) Upon the occurrence of a Change in Control, all unvested equity awards under the Company’s 2010 Long Term Incentive Plan or other plans of the Company held by an Eligible Individual as of such date shall become immediately vested, regardless of any other established vesting schedule, such that all remaining unvested equity awards shall be fully vested on the date of such Change in Control.
          (ii) In the event an Eligible Individual is terminated by the Company for any reason other than for Cause or an Eligible Individual terminates employment for Good Reason, in each case within two years following a Change in Control, then the Company shall:
          (A) pay the Eligible Individual, within 60 days following the Date of Termination, a lump sum payment equal to two (2) times the sum of (1) an amount equivalent to twelve (12) months of Base Salary, plus (2) the Eligible Individual’s target Performance Bonus for the calendar year in which the Change in Control occurs, calculated based on the Eligible Individual’s Base Salary; plus
          (B) pay or reimburse on a monthly basis the premiums required to continue the Eligible Individual’s group health care coverage for a period of 18 months following the Eligible Individual’s Date of Termination, under COBRA, provided that the Eligible Individual elects to continue and remains eligible for these benefits under COBRA.
In the event the Eligible Individual is terminated simultaneously with the occurrence of a Change in Control or within two years thereof, the Eligible Individual shall be entitled to receive the greater of the payments or benefits provided under Section 5(b) of this Plan and this Section 5(c), which receipt shall be conditioned upon the Eligible Individual’s satisfaction of the Severance Conditions.
     6. Gross Up Payment. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company or any of its wholly-owned subsidiaries or any other affiliate (as that term is used in Treas. Reg. § 1.280G-1, Q/A-46) to or for the benefit of an Eligible Individual (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code, or any interest and penalties are incurred by the Eligible Individual with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Eligible Individual shall be entitled to receive, in accordance with Exhibit B hereof, an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Eligible Individual of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal, state and local income taxes and employment taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Eligible Individual retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6, if it is determined that an Eligible Individual is entitled to a Gross-Up Payment, but that the value of the Parachute Payments (as defined below) does not exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to the Eligible Individual and the

Payments, in the aggregate, will be reduced to the Safe Harbor Amount. The reduction of the Payments to the Safe Harbor Amount will be made in the following order:
          (a) First, by reducing the cash amounts of Parachute Payments that would not constitute deferred compensation (within the meaning of Section 409A of the Code) subject to Section 409A of the Code (with the Payments subject to such reduction to be determined by the Eligible Individual), to the extent necessary to decrease the Payments that would otherwise constitute Parachute Payments to the Safe Harbor Amount.
          (b) Next, if after the reduction to zero of the amounts described in paragraph (a) above, the remaining scheduled Parachute Payments are greater than the Safe Harbor Amount, then by reducing the cash amounts of Payments that constitute deferred compensation (within the meaning of Section 409A of the Code) subject to Section 409A of the Code, with the reductions to be applied first to the Payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to decrease the Payments that would otherwise constitute Parachute Payments to the Safe Harbor Amount.
          (c) Next, if after the reduction to zero of the amounts described in paragraphs (a) and (b) above, the remaining scheduled Parachute Payments are greater than the Safe Harbor Amount, then, by reducing any of the remaining scheduled Payments, in an order to be determined by the Company, to the extent necessary to decrease the Payments that would otherwise constitute Parachute Payments to the Safe Harbor Amount.
The term “Parachute Payment” is the portion of the Payments that would be treated as parachute payments under Section 280G of the Code. The “Safe Harbor Amount” is the maximum amount of Payments that could be made to an Eligible Individual without giving rise to any Excise Tax.
     7. Eligible Individual Covenants. As a condition to participation in this Plan and the receipt of payments or benefits hereunder, each Eligible Individual agrees to the following covenants and restrictions.
          (a) No Unauthorized Use or Disclosure. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by an Eligible Individual, individually or in conjunction with others, during the term of his employment (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its wholly-owned subsidiaries’ business, products or services and all writings or materials of any type embodying any such matters (collectively, “Confidential Information”) shall be disclosed to the Company, and are and shall be the sole and exclusive property of the Company. Confidential Information does not, however, include any information that is available to the public other than as a result of any unauthorized act of the Eligible Individual. Each Eligible Individual shall agree to preserve and protect the confidentiality of all Confidential Information and work product of the Company and its wholly-owned subsidiaries, and will not, at any time during or after the termination of the Eligible Individual’s employment with the Company, make any unauthorized disclosure of, and shall not remove from the Company premises, and will use reasonable efforts to prevent the removal from the Company premises of, Confidential Information or work product of the Company or its wholly-owned subsidiaries, or make any use thereof, in each case, except in the carrying out of the Eligible Individual’s responsibilities hereunder. An Eligible Individual shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and the Eligible Individual is making such disclosure, the Eligible Individual shall provide the Company with prompt notice of such requirement, and shall use commercially reasonable efforts to give such notice prior to making any disclosure so that the Company may seek an appropriate protective order.
          (b) Protective Covenants and Restrictions. Acknowledging delivery of Confidential Information and that such Confidential Information is vital to an Eligible Individual’s performance of services to the Company and acknowledging that the Company is delivering and will deliver the Confidential Information partly in reliance on the protective covenants and restrictions set forth herein, each Eligible Individual shall agree that the following protective covenants are reasonable and necessary for the protection of the Company’s legitimate business interests, do not create any undue hardship on the Eligible Individual, and are not contrary to the public interest:
          (i) Non-compete. Each Eligible Individual shall expressly covenant and agree that, during the Eligible Individual’s employment with the Company and the 12 month period following the Eligible Individual’s Date of Termination (the “Prohibited Period”), he will not engage in any service or activity on behalf of any business, individual, partnership, firm, corporation or other entity engaged in oil and gas exploration and production (a “Competing Business”) that involves the planning, management, supervision, or providing of services that are substantially similar to those services the Eligible Individual provided to the Company within the last 12 months of the Eligible Individual’s employment with the Company (“Prohibited Activity”) in any area within a six (6) mile radius of the boundary of any existing leasehold or other property of the Company or its affiliates, either during the period the Eligible Individual is employed by the Company or as of the Eligible Individual’s Date of Termination (the “Restricted Area”). Notwithstanding the foregoing, in the event an Eligible Individual resigns his employment or is terminated, for any reason, on or after a Change in Control, the Eligible Individual shall have no obligations to comply with this Section 7(b)(i).
          (ii) Non-solicitation. Each Eligible Individual shall further expressly covenant and agree that during the Prohibited Period, he will not (A) solicit any individual who, on the Date of Termination, is an employee of the Company, to leave such employment, provided that the Eligible Individual will not be deemed to have violated this provision if employees of the Company directly contact the Eligible Individual regarding employment or respond to general advertisements for employment, or (B) solicit any client or customer of the Company, with whom the Eligible Individual has had direct contact with, to terminate or modify its relationship with Company that exists on the Date of Termination. Notwithstanding the foregoing, in the event an Eligible Individual resigns his employment or is terminated, for any reason, on or after a

Change in Control, the Eligible Individual shall have no obligations to comply with this Section 7(b)(ii).
          (c) Permitted Ownership. Notwithstanding any of the foregoing, an Eligible Individual shall not be prohibited from owning 2.5% or less of the outstanding equity securities of any entity whose equity securities are listed on a national securities exchange or publicly traded in any over-the-counter market, provided that neither the Eligible Individual nor any of his affiliates, together or alone, has the power, directly or indirectly, to control or direct or is involved in the management or affairs of any such corporation that is a Competing Business.
          (d) Reasonableness. Each Eligible Individual agrees with the Company and acknowledges that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 7 are the result of arm’s-length bargaining, are fair and reasonable, and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company in light of (i) the nature and geographic scope of the Company’s operations; (ii) the Eligible Individual’s level of control over and contact with the Company’s business in the Restricted Area; (iii) the fact that the Company’s business is conducted throughout the Restricted Area; and (iv) the amount of compensation that the Eligible Individual is receiving in connection with the performance of his duties.
          (e) Relief and Enforcement. Each Eligible Individual shall represent to the Company that he has read and understands, and agrees to be bound by, the terms of this Section 7. It is the desire and intent of the Company and each Eligible Individual that the provisions of this Section 7 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect. However, to the extent that any part of this Section 7 may be found invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events. Each Eligible Individual and the Company shall further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 7, the Company shall be entitled to immediate injunctive relief, as any such breach would cause the Company irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit the Company from pursuing any other remedies available to it hereunder, at law or in equity, for any such breach or threatened breach.
     8. General Provisions.
          (a) Taxes. The Company is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and Eligible Individuals to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan.
          (b) Offset. The Company may set off against, and each Eligible Individual authorizes the Company to deduct from, any payments due to the Eligible Individual, or to his estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an affiliate by the Eligible Individual, whether arising under this Plan or otherwise; provided that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A of the Code unless the offset would not result in a violation of the requirements of Section 409A of the Code.
          (c) Term of the Plan; Amendment and Termination. Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case, by resolution adopted by two-thirds (2/3) of the Board; provided, however, that no such amendment, modification or termination that is adopted within one (1) year prior to a Change in Control that would adversely affect the benefits or protections hereunder of any individual who is an Eligible Individual as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual; provided, further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control, or (ii) otherwise in connection with, or in anticipation of, a Change in Control that actually occurs, any such attempted amendment, modification or termination being null and void ab initio. Any action taken to amend, modify or terminate the Plan which is taken subsequent to the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. For a period of two (2) years following the occurrence of a Change in Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is an Eligible Individual under the Plan on the date the Change in Control occurs.
          (d) Successors. The Plan shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be. Neither the Plan nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other party hereto; provided, however, that the Company may assign this Plan to any of its affiliates and an Eligible Individual may direct payment of any benefits that will accrue upon death. An Eligible Individual shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under the Plan; and no benefits payable under the Plan shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. The Plan shall not confer any rights or remedies upon any person or legal entity other than the parties hereto and their respective successors and permitted assigns.
          (e) Unfunded Obligation. All benefits due an Eligible Individual under this Plan are unfunded and unsecured and are payable out of the general funds of the Company.
          (f) Receipt and Release. Any payment to any Eligible Individual in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, its affiliates and the Administrator under the Plan, and the Administrator may require such Eligible Individual, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Eligible Individual is determined by the Administrator to be incompetent, by reason of physical or mental disability, to give a valid receipt and release, the Administrator may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Administrator or the Company to follow the application of such funds.
          (g) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder will be construed as (i) giving an Eligible Individual the right to continue in the employ or service of the Company or an affiliate; (ii) interfering in any way with the right of the Company or any affiliate to terminate an Eligible Individual’s employment or service at any time; or (iii) giving an Eligible Individual any claim to be treated uniformly with other employees.
          (h) Nonexclusivity of the Plan. The adoption of the Plan by the Company will not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable. Except as otherwise expressly provided herein, nothing contained in the Plan will be construed to prevent the Company from taking any action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any payments made under the Plan. No employee, beneficiary or other person will have any claim against the Company as a result of any such action. Any action with respect to the Plan taken by the Administrator, the Company, or any designee of the foregoing shall be conclusive upon all Eligible Individuals and beneficiaries entitled to benefits under the Plan.
          (i) Severability. If any provision of the Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan, but such provision will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.
          (j) Application of Section 409A. The amounts payable pursuant to Section 5 of this Plan are intended to comply with the short-term deferral exception and/or separation pay exception to Section 409A of the Code. To the extent that an Eligible Individual is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) as of the Eligible Individual’s Date of Termination, no amount that constitutes a deferral of compensation which is payable on account of the Eligible Individual’s separation from service shall be paid to the Eligible Individual before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Eligible Individual’s Date of Termination or, if earlier, the date of the Eligible Individual’s death following such Date of Termination. All such amounts that would, but for this Section 8(j), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment, and an Eligible Individual’s entitlement to a series of payments under this Plan is to be treated as an entitlement to a series of separate payments.
          (k) Governing Law. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.

          (l) Word Usage. Words used in the masculine shall apply to the feminine, where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.
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OASIS PETROLEUM INC.

By: Name:	/s/ Thomas B. Nusz Thomas B. Nusz
Title:	Chairman, President and Chief Executive Officer
Date:	May 17, 2010

EXHIBIT A
ELIGIBLE INDIVIDUALS
Robin Edward Hesketh
Roy William Mace
Robert Lowell Stovall
Robert James Candito
Kent O. Beers
Harold Brett Newton
Dean Allan Gilbert
Steven Carroll Ellsberry
Walter S. Smithwick
Thomas F. Hawkins
Michael H. Lou
Exhibit A

EXHIBIT B
GROSS-UP PAYMENT
This Exhibit B shall govern the Gross-Up Payment described in Section 6 of the Plan. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan.
Section 1. All determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, whether a reduction to the Safe Harbor Amount is required and, if so, the amount of the reduction, and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Eligible Individual within ten (10) business days of the receipt of notice from the Eligible Individual that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Company to the Eligible Individual (or to the appropriate taxing authority on the Eligible Individual’s behalf) when the tax is due. If the Accounting Firm determines that no Excise Tax is payable by the Eligible Individual, it shall so indicate to the Eligible Individual in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Individual (subject to Section 2 hereof). As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments determined by the Accounting Firm to be due to (or on behalf of) the Eligible Individual was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 2 of this Exhibit B and the Eligible Individual thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Eligible Individual (but in any case no later than the calendar year following the calendar year in which such tax was payable).
Section 2. The Eligible Individual shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Eligible Individual is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Eligible Individual shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Eligible Individual in writing prior to the expiration of such period that it desires to contest such claim, the Eligible Individual shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay
Exhibit B

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directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Eligible Individual harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 2, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Eligible Individual to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Individual agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided that if the Company directs the Eligible Individual to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Eligible Individual, on an interest-free basis, and shall indemnify and hold the Eligible Individual harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if the Eligible Individual is required to extend the statute of limitations to enable the Company to contest such claim, the Eligible Individual may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Eligible Individual shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
Section 3. If, after the receipt by the Eligible Individual of an amount paid or advanced by the Company pursuant to this Exhibit B, the Eligible Individual becomes entitled to receive any refund with respect to a Gross-Up Payment, the Eligible Individual shall (subject to the Company’s complying with the requirements of Section 2 of this Exhibit B) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Eligible Individual of an amount advanced by the Company pursuant to Section 2 of this Exhibit B, a determination is made that the Eligible Individual shall not be entitled to any refund with respect to such claim, and the Company does not notify the Eligible Individual in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.
Section 4. For the avoidance of doubt, all payments to or for the benefit of the Eligible Individual provided for in this Exhibit B shall be made no later than the end of the calendar year in which the applicable Excise Tax has become due, or if as a result a tax audit or litigation, it is determined that no additional Excise Tax has become due, the end of the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution.
Exhibit B

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